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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                 SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)



                             WCI COMMUNITIES, INC.
                               (Name of Issuer)


                    COMMON STOCK, $0.01 PAR VALUE PER SHARE
                        (Title of Class of Securities)

                                   92923C104
                                (CUSIP Number)


                               DECEMBER 1, 2003
            (Date of Event which Requires Filing of this Statement)



-------------------------------------------------------------------------------
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[x]     Rule 13d-1(d)

----------------------                                     --------------------

CUSIP No. 92923C104                     13G                        Page 1 of 5

----------------------                                     --------------------


-------------------------------------------------------------------------------

1     NAME OF REPORTING PERSON:

      Trustees of the Estate of Bernice Pauahi Bishop

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

      99-0073480
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a)  [ ]

                                                               (b)  [x]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Hawaii
-------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
               ----------------------------------------------------------------
  NUMBER        6     SHARED VOTING POWER

 OF SHARES            Not Applicable

BENEFICIALLY

 OWNED BY
               ----------------------------------------------------------------
   EACH         7     SOLE DISPOSITIVE POWER

 REPORTING            0

PERSON WITH
               ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      Not Applicable

-------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
-------------------------------------------------------------------------------

----------------------                                     --------------------

CUSIP No. 92923C104                     13G                        Page 2 of 5

----------------------                                     --------------------


ITEM 1.

     (a)  Name of Issuer

          WCI Communities, Inc.

     (b)  Address of Issuer's Principal Executive Offices

          24301 Walden Center Drive
          Bonita Springs, Florida  34134

ITEM 2.

     (a)  Name of Person Filing

          Trustees of the Estate of Bernice Pauahi Bishop

     (b)  Address of Principal Business Office or, if none, Residence

          567 South King Street, Suite 200
          Honolulu, Hawaii 96813

     (c)  Citizenship

          Hawaii

     (d)  Title of Class of Securities

          Common Stock, $0.01 par value per share

     (e)  CUSIP Number

          92923C104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]  Broker or Dealer registered under Section 15 of the Act
     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act
     (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act
     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

----------------------                                     --------------------

CUSIP No. 92923C104                     13G                        Page 3 of 5

----------------------                                     --------------------


     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
     (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ]  Group, in accordance with ss.240.13d-1(b)-1(ii)(J)


ITEM 4.   OWNERSHIP

     (a)  Amount Beneficially Owned

          0

     (b)  Percent of Class

          0

     (c)  Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote:  0

          (ii)   shared power to vote or to direct the vote: Not Applicable

          (iii)  sole power to dispose or to direct the disposition of: 0

          (iv) shared power to dispose or to direct the disposition of: Not Applicable

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

----------------------                                     --------------------

CUSIP No. 92923C104                     13G                        Page 4 of 5

----------------------                                     --------------------



ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.


ITEM 10.  CERTIFICATION

          Not applicable.



                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.




     Date: December 15, 2003




                                By: /s/ Aaron Au
                                   ____________________________________________
                                   Name:  Aaron Au
                                   Title:  Director of Financial Asset Division